                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-136191

                                       SUPPLEMENT DATED FEBRUARY 28, 2007 TO THE
                                                   VARIABLE ANNUITY CONTRACT AND
                                                  VARIABLE LIFE INSURANCE POLICY
                                                       PROSPECTUSES LISTED BELOW

Effective February 28, 2007, the following information supplements, and to the extent inconsistent therewith, replaces the information contained in the variable annuity contract and variable life insurance policy prospectuses listed below. Please retain this supplement and keep it with the prospectus for future reference.

UNDERLYING FUND FEES AND EXPENSES

Your variable annuity contract or variable life insurance policy offers one or more of the Underlying Funds listed in the table below. The information in the table replaces the disclosure regarding these Underlying Funds, as applicable to your prospectus, contained in the sub-section of the prospectus titled "Underlying Fund Fees and Expenses." The figures in the table are for the fiscal year ended October 31, 2006 and are expressed as a percentage of the Underlying Fund's average daily net assets (note: effective November 1, 2006, the fiscal year end of the Met/AIM Capital Appreciation Portfolio and Pioneer Strategic Income Portfolio of the Met Investors Series Trust was changed to December 31). There is no guarantee that actual expenses will be the same as those shown in the table. For more complete information on these fees and expenses, please refer to the prospectus for each Underlying Fund.

UNDERLYING FUND FEES AND EXPENSES
(as a percentage of average daily net assets)

                                                        DISTRIBUTION
                                                           AND/OR                                  CONTRACTUAL FEE      NET TOTAL
                                                          SERVICE                   TOTAL ANNUAL        WAIVER           ANNUAL
                                        MANAGEMENT        (12B-1)         OTHER      OPERATING      AND/OR EXPENSE      OPERATING
          UNDERLYING FUND:                  FEE             FEES        EXPENSES      EXPENSES      REIMBURSEMENT       EXPENSES
          ----------------                  ---             ----        --------      --------      -------------       --------
LEGG MASON PARTNERS INVESTMENT
   SERIES
Legg Mason Partners Variable
   Dividend Strategy Portfolio             0.65%             --           0.24%        0.89%              --              0.89%
Legg Mason Partners Variable
   Government Portfolio                    0.55%             --           0.13%        0.68%              --              0.68%
Legg Mason Partners Variable Growth
   and Income Portfolio                    0.65%             --           0.17%        0.82%              --              0.82%
Legg Mason Partners Variable
   Premier Selections All Cap
   Growth Portfolio                        0.75%             --           0.25%        1.00%              --              1.00%
LEGG MASON PARTNERS VARIABLE
   PORTFOLIOS III, INC.
Legg Mason Partners Variable Money
   Market Portfolio                        0.45%             --           0.03%        0.48%              --              0.48%
Legg Mason Partners Variable Social
   Awareness Stock Portfolio               0.66%             --           0.12%        0.78%              --              0.78%
MET INVESTORS SERIES TRUST
Met/AIM Capital Appreciation
   Portfolio                               0.78%             --           0.16%        0.94%              --              0.94%
Pioneer Strategic Income Portfolio         0.72%             --           0.16%        0.88%              --              0.88%

Supplement to the following variable annuity contract prospectuses dated May 1, 2006 (as supplemented):

Gold Track
Gold Track Select
MetLife Access Annuity
MetLife Access Select Annuity
MetLife Retirement Account
MetLife Retirement Perspectives
Portfolio Architect 3 Annuity
Portfolio Architect Access Annuity
Portfolio Architect Annuity
Portfolio Architect II Annuity
Portfolio Architect L Variable Annuity
Portfolio Architect Plus Annuity
Portfolio Architect Select Annuity
Portfolio Architect XTRA Annuity
Premier Advisers III (Series I)
Premier Advisers III (Series I)
Premier Advisers L Annuity (Series I)
Premier Advisers L Annuity (Series II)
Unallocated Group Variable Annuity
Universal Annuity
Universal Annuity Advantage
Universal Select Annuity

Supplement to the following variable life insurance policy prospectuses dated May 2, 2005 (as supplemented):

InVest
MarketLife(SM)
MetLife Variable Life Accumulator
MetLife Variable Life Accumulator (Series 2)
MetLife Variable Survivorship Life
Portfolio Architect Life
VintageLife

Supplement to the following variable life insurance policy prospectuses dated May 1, 2006 (as supplemented):

Corporate Owned Variable Universal Life Insurance 2000 Policy
Corporate Owned Variable Universal Life Insurance III Policy
Corporate Owned Variable Universal Life Insurance IV Policy
Corporate Owned Variable Universal Life Insurance Policy
Corporate Owned Variable Universal Life Insurance Policy - Series 2 Corporate Select Policy
MetLife Variable Life
MetLife Variable Life Accumulator Series III
MetLife Variable Survivorship Life

                                        2                          February 2007